Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-261365) of FAT Brands Inc. of our report dated March 29, 2021, relating to the consolidated financial statements of FAT Brands Inc., appearing in the Annual Report on Form 10-K of FAT Brands Inc. for the year ended December 27, 2020.

Our report contains a going concern paragraph regarding the limited liquidity resources of FAT Brands Inc. and also a paragraph relating to the adoption of new method of accounting for leases as of December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus constituting a part of such Registration Statement.

/s/ Baker Tilly US, LLP
Los Angeles, CA

February 4, 2022